Exhibit 99.1

Public Relations:	Investor Relations:
Nancy Sheffield	John J. Hanlon
Tsantes Consulting Group	Synplicity, Inc.
(408) 426-4902	(408) 215-6000
nsheffield@tsantes.com	ir@synplicity.com

SYNPLICITY ANNOUNCES FOURTH QUARTER 2007 AND FULL YEAR RESULTS

RECORD QUARTER- REVENUE OF $20.1 MILLION

SUNNYVALE, Calif., February 5, 2008— Synplicity®, Inc. (Nasdaq: SYNP), a leading supplier of innovative IC design and verification solutions, today announced financial results for the quarter and year ended December 31, 2007.

Revenue for the quarter ended December 31, 2007 grew by 23% to $20.1 million, from the $16.4 million reported for the quarter ended December 31, 2006. On a generally accepted accounting principles (GAAP) basis, net income was $10.3 million, or $0.38 per diluted share, for the quarter ended December 31, 2007. GAAP net income included a benefit of $9.4 million, or $0.34 per diluted share, related to the recognition of deferred tax assets in accordance with the accounting rules specified in SFAS 109. Excluding the benefit from the deferred tax assets, net income was $936,000, or $0.04 per diluted share in the quarter ended December 31, 2007. For the quarter ended December 31, 2006, GAAP net income was $1.6 million, or $0.06 per diluted share. For the quarter ended December 31, 2007, GAAP net income included $879,000 of amortization of intangible assets, principally from the June 2007 acquisition of HARDI, and $802,000 of stock-based compensation expense. For the quarter ended December 31, 2006, GAAP net income included $248,000 of amortization of intangible assets and $791,000 of stock-based compensation expense. Non-GAAP net income for the quarter ended December 31, 2007, which excludes the deferred tax asset benefit, intangible asset amortization expense and stock-based compensation expense was $2.6 million, or $0.10 per diluted share. For the comparable quarter in 2006, non-GAAP net income, excluding intangible amortization expense and stock-based compensation expense was $2.6 million, or $0.10 per diluted share. A reconciliation of GAAP to non-GAAP net income is included with this press release.

For the year ended December 31, 2007, revenue grew by 14% to $71.2 million from the $62.5 million reported for the year ended December 31, 2006. On a GAAP basis, net income was $13.1 million, or $0.47 per diluted share, in 2007. The 2007 results include the benefit of $9.4 million, or $0.34 per diluted share related to the recognition of deferred tax assets noted above. Excluding the benefit of the deferred tax assets,  net income was $3.6 million, or $0.13 per diluted share in 2007. For the year ended December 31, 2006, GAAP net income was $3.2 million, or $0.11 per diluted share. For the year ended December 31, 2007, GAAP net income included $2.5 million of amortization of intangible assets, principally from the June 2007 acquisition of HARDI, and $3.2 million of stock-based compensation expense. For the year ended December 31, 2006, GAAP net income included $916,000 of amortization of intangible assets, $3.6 million of stock-based compensation expense and a restructuring charge of $854,000. Non-GAAP net income for 2007, which excludes the deferred tax asset benefit, intangible asset amortization expense and stock-based compensation expense was $9.4 million, or $0.34 per diluted share. For 2006, non-GAAP net income, excluding intangible amortization expense, stock-based compensation expense and a restructuring charge, was $8.6 million, or $0.31 per diluted share.

“I am pleased to report outstanding bookings and revenue growth in each of our three product categories in the fourth quarter of 2007 compared to a year ago,” said Gary Meyers, president and chief executive officer. “Our ASIC verification solution, ConfirmaTM, which integrates our software with the HAPS hardware acquired through our acquisition of Hardi in June 2007, presents us with the largest market opportunity in our history. In addition, our FPGA synthesis line continues to gain share and revenue from our ESL products is growing at nearly a 50% rate, with a more than doubling of bookings in 2007. We are in the process of introducing enhancements across our product line, providing us with the prospects for another solid year in 2008.”

Business Outlook

The following statements are based on Synplicity’s current expectations. We do not intend to update, confirm or change this guidance until our first quarter 2008 earnings conference call.

For the quarter ending March 31, 2008:

•                  Revenue is expected to be in the range of $17.5 million to $18.5 million.

•                  GAAP net income per share is expected to be in the range of $0.00 to $0.02 per diluted share. GAAP net income is expected to include $811,000 of stock-based compensation expense and $850,000 of intangible assets amortization.

For the year ending December 31, 2008:

•                  Revenue is expected to be in the range of $80.0 million to $83.0 million.

•                  GAAP net income per share is expected to be in the range of $0.13 to $0.19 per diluted share. GAAP net income is expected to include $3.2 million of stock-based compensation expense and $3.4 million of intangible assets amortization.

•                  The income tax provision for 2008 is expected to be about 30% of pretax GAAP income.

Audio Webcast

The Company’s earnings call will be webcast on February 5, 2008 at 2:00 p.m. Pacific, and may be accessed at http://investor.synplicity.com. The Company will discuss the fourth quarter and full year 2007 results. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through March 31, 2008. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on February 5, 2008 through February 18, 2008. To listen to a replay, call (719) 457-0820, access code 4360504.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income and net income per share that exclude certain non-cash and other charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude a tax benefit from the recognition of deferred tax assets in 2007, amortization of intangible assets, stock-based compensation and, in 2006, a restructuring charge.  The Company has provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters and years that is not influenced by other activities and therefore are helpful to understanding the Company’s underlying operational results. Further, these non-GAAP measures are some of the primary measures the Company’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity®, Inc. (Nasdaq: SYNP) is a leading supplier of innovative software and hardware solutions for the design and verification of semiconductors that serve a wide range of communications, military/aerospace, consumer, semiconductor, computer, and other electronic systems markets. Synplicity’s FPGA implementation tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating design planning, logic synthesis and physical synthesis for FPGA and DSP designs. The combination of the company’s ASIC verification and FPGA-based prototyping software tools and HAPS ASIC prototyping hardware, provide designers with a comprehensive at-speed ASIC / ASSP verification flow known as the ConfirmaTM platform which dramatically accelerates functional verification of FPGAs and ASICs. Synplicity is the number one supplier of FPGA synthesis tools and its physical synthesis and ASIC verification technology are the recipients of several prestigious industry awards. Synplicity products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding the Company’s FPGA market focus and development of products, growth in revenue, the Company’s execution and results, estimated net income, net income per share, non-GAAP operating expenses, the effective tax rate and certain expenses for 2008. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements including the finalization of the 2007 audit of its financial statements, continued demand for Synplicity’s FPGA products,

Synplicity’s ability to increase revenue from its FPGA products, the integration of

HARDI and its products as well as employee retention. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable,  Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity and HAPS are registered trademarks of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2007	2006 (1)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents and short-term investments	$42,991	$65,397
Restricted cash	2,700	—
Accounts receivable, net	15,513	10,323
Inventories	1,377	—
Prepaid expenses	1,807	1,233
Other current assets	3,406	914
Total current assets	67,794	77,867
Restricted cash	2,700	—
Property and equipment, net	3,206	2,472
Goodwill	8,692	1,272
Intangible assets, net	10,189	1,035
Other assets	8,333	1,163
Total assets	$100,914	$83,809

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$2,081	$1,299
Accrued liabilities	1,714	1,537
Accrued compensation	5,258	4,360
Deferred revenue	18,616	18,409
Total current liabilities	27,669	25,605
Other liabilities	351	89
Deferred income taxes	2,902	—
Shareholders’ equity:
Common stock	61,320	62,699
Retained earnings (accumulated deficit)	8,837	(4,255)
Accumulated other comprehensive loss	(165)	(329)
Total shareholders’ equity	69,992	58,115
Total liabilities and shareholders’ equity	$100,914	$83,809

(1) Derived from audited financial statements

SYNPLICITY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF  INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue:
License and systems	$8,966	$5,349	$26,148	$17,867
Maintenance	7,417	6,871	27,994	27,192
Bundled license and services	3,690	4,197	17,024	17,484
Total revenue	20,073	16,417	71,166	62,543
Cost of revenue:(2)
Cost of license and systems	1,229	38	2,672	153
Cost of maintenance	450	362	1,695	1,641
Cost of bundled license and services	75	163	364	457
Amortization of intangible assets	581	248	1,847	916
Total cost of revenue	2,335	811	6,578	3,167
Gross profit	17,738	15,606	64,588	59,376
Operating expenses:(2)
Research and development	6,536	5,266	24,797	23,386
Sales and marketing	7,781	6,818	27,638	25,412
General and administrative	2,183	2,142	8,642	8,073
Amortization of intangible assets from acquisition	298	—	669	—
Restructuring charge	—	—	—	854
Total operating expenses	16,798	14,226	61,746	57,725
Income from operations	940	1,380	2,842	1,651
Other income, net	392	810	2,417	2,728
Income before income taxes	1,332	2,190	5,259	4,379
Income tax provision (benefit)	(9,014)	596	(7,833)	1,204
Net income	$10,346	$1,594	$13,092	$3,175
Net income per share:
Basic and diluted net income per share	$0.39	$0.06	$0.49	$0.12
Shares used in basic per share calculation	26,493	26,851	26,684	26,902
Diluted net income per share	$0.38	$0.06	$0.47	$0.11
Shares used in diluted per share calculation	27,319	27,839	27,607	27,793

(2) Amortization of stock-based compensation expense relates to the following:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Cost of maintenance	$24	$21	$88	$106
Research and development	348	318	1,410	1,630
Sales and marketing	217	218	879	956
General and administrative	213	234	865	941

SYNPLICITY, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands, except per share data)

(unaudited)

Net Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
GAAP net income	$10,346	$1,594	$13,092	$3,175
Amortization of intangible assets	879	248	2,516	916
Stock-based compensation expense	802	791	3,242	3,633
Deferred tax benefit	(9,410)	—	(9,410)	—
Restructuring charge	—	—	—	854
Non-GAAP net income	$2,617	$2,633	$9,440	$8,578
Non-GAAP net income per share:
Non-GAAP net income per common share	$0.10	$0.09	$0.34	$0.31
Shares used in non-GAAP per share calculation	27,319	27,839	27,607	27,793